Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-222648) and related Prospectus Supplement of Assurant, Inc. for the registration of its Series D Mandatory Convertible Preferred Stock and to the incorporation by reference therein of our report dated February 19, 2018, with respect to the consolidated financial statements of TWG Holdings Limited as of and for the year ended December 31, 2017 included in the Current Report on Form 8-K of Assurant, Inc. filed on March 6, 2018, with the Securities and Exchange Commission.

We also consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-217940) pertaining to the Assurant, Inc. 2017 Long Term Equity Incentive Plan of Assurant, Inc.;
(2)	Registration Statement (Form S-8 No. 333-170690) pertaining to the Amended and Restated Assurant, Inc. Long Term Equity Incentive Plan of Assurant, Inc.;
(3)	Registration Statement (Form S-8 No. 333-165411) pertaining to the Amended and Restated Assurant Deferred Compensation Plan of Assurant, Inc.;
(4)	Registration Statement (Form S-8 No. 333-150927) pertaining to the Assurant, Inc. Long Term Equity Incentive Plan of Assurant, Inc.; and
(5)	Registration Statement (Form S-8 No. 333-112502) pertaining to the Assurant, Inc. 2004 Long-Term Incentive Plan, Assurant, Inc. 2004 Employee Stock Purchase Plan, Assurant, Inc. Directors Compensation Plan, Assurant, Inc. 401(k) Plan, Assurant, Inc. Executive Pension and 401(k) Plan and Assurant, Inc. Investment Plan, collectively of Assurant, Inc.

of our report dated February 19, 2018, with respect to the consolidated financial statements of TWG Holdings Limited as of and for the year ended December 31, 2017 included in this Current Report on Form 8-K of Assurant, Inc. filed on March 6, 2018, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 6, 2018